For Immediate Release

Contact:
Yongye International	CCG Investor Relations
Ms. Kelly Wang	Mr. Athan Dounis
Finance Director – Capital Markets	Phone: +1-646-213-1916
Phone: +86-10-8231-9608	Email: athan.dounis@ccgir.com
E-mail: ir@yongyeintl.com

Ms. Wendy Xuan – Business Associate
Phone: +86-10-8232-8866 x 8827
E-mail: ir@yongyeintl.com

Yongye International Announces Chairman & CEO Plans to
Purchase up to $3.0 Million of the Company’s Common Stock

BEIJING, China, May 31, 2011- Yongye International, Inc. (NASDAQ: YONG), a leading agricultural nutrient company in China (“Yongye” or the “Company”), announced today that Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International, intends to purchase up to $3.0 million worth of shares of the Company’s Common Stock in open market transactions.

Yongye is in the process of setting up a Rule 10b5-1 plan.  The purchases will be made subject to restrictions on price, volume, timing, applicable legal requirements, and other factors.  Transactions under this plan will be disclosed publicly through filings with the Securities and Exchange Commission.

Mr. Wu commented, “This share purchase program demonstrates my confidence in Yongye International and reflects my commitment to increasing shareholder value. I believe that our Company's shares are currently undervalued, and I am planning to invest my own funds to support this belief.”

About Yongye International
Yongye International is a leading agricultural nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye produces and markets two lines of organic nutrient products: a liquid nutrient product which is sprayed on plants and a powder nutrient product which is added to animal feed. Both products are sold under the brand name “Shengmingsu,” which means “life essential” in Chinese. The Company's patented technologies and formulas allow it to create products that increase crop yields and improve the health of livestock. The Company sells its products primarily to provincial or regional level distributors, who then channel those products to a carefully selected network of over 26,000 independently owned, Yongye branded stores or directly to rural farmers and government farms in China. For more information, please visit the Company's website at http://www.yongyeintl.com.

Safe Harbor Statement
This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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